Exhibit 16.1

November 21, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.02 included in the Form 8-K of Zoom Technologies, Inc. (the "Company") dated November 19, 2013, to be filed with the Securities and Exchange Commission, with regards to the Company's Form 10-Q for the period ended September 30, 2013. We agree with statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Zoom Technologies, Inc. contained therein.

/s/ Marcum Bernstein & Pinchuk LLP
New York, NY

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